Exhibit 99.1

Supernus Schedules Conference Call to Present Topline Results of Two Phase III Studies for SPN-812 in Children with ADHD

ROCKVILLE, Md., December 5, 2018 — Supernus Pharmaceuticals, Inc. (NASDAQ:SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced that, on Thursday, December 6, 2018, at approximately 7:00 a.m. ET, it will issue a press release announcing the results of its two Phase III studies for SPN-812 in patients 6-11 years old, for the treatment of attention deficit hyperactivity disorder (ADHD).

Supernus will hold a conference call and webcast on Thursday, December 6, 2018, at 9:00 a.m. ET to discuss the topline results of the clinical trials. Presentation slides will be made available approximately 30 minutes prior to the call. The call will be hosted by Jack Khattar, President and Chief Executive Officer; Stefan Schwabe, Chief Medical Officer and Executive Vice President of Research & Development; and Greg Patrick, Vice President and Chief Financial Officer.

Conference Call Details

Presentation slides will be available via this webcast link approximately 30 minutes prior to the conference and webcast. A question and answer session with the Supernus management team will follow the Company’s remarks.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043

International dial-in:	(970) 315-0267

Conference ID:	8685367

Conference Call Name:	Supernus Pharmaceuticals SPN-812 Phase III Topline Results

Webcast link:	Click here

Following the live call, a replay will be available on the company’s website, www.supernus.com, under ‘Investors’.

About SPN-812

SPN-812 is a norepinephrine reuptake inhibitor with selective serotonin modulation activity that Supernus is developing as a novel non-stimulant for the treatment of ADHD. Based on data generated to date, the Company believes SPN-812 could be a well-differentiated ADHD treatment compared to other non-stimulant treatments for ADHD due to its different pharmacological and pharmacokinetic profile. The active ingredient in SPN-812, viloxazine hydrochloride, has an extensive safety record in Europe, where it was previously marketed for many years as an antidepressant.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients, SPN-812 for the treatment of ADHD and SPN-604 for the treatment of bipolar disorder.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com